Exhibit 99.1

Caesars Entertainment Completes $1.7 Billion Acquisition of Centaur Holdings

Hoosier Park Racing and Casino, Indiana Grand Racing and Casino and Three Off-Track

Betting Facilities Expand Caesars’ Portfolio of Properties

Caesars Entertainment Investing $50M in Initial Property Upgrades

LAS VEGAS, July 16, 2018 – Caesars Entertainment Corporation (NASDAQ: CZR) (“Caesars Entertainment”) today announced it has completed the acquisition of Centaur Holdings, LLC (“Centaur”) for $1.7 billion in cash, $1.625 billion of which was due at closing and $75 million of which is deferred consideration. The transaction adds Hoosier Park Racing and Casino (“Hoosier Park”) in Anderson, Indiana, and Indiana Grand Racing and Casino (“Indiana Grand”) in Shelbyville, Indiana to the Caesars Entertainment portfolio.

With the completion of the transaction, Centaur guests will now be able to join Caesars Entertainment’s Total Rewards loyalty program and transfer their points between Centaur’s loyalty program and Total Rewards. With more than 55 million members, Total Rewards is one of the world’s largest loyalty programs and acts as a tourism driver for the cities and destinations where Caesars operates.

“The Centaur acquisition expands our footprint to the attractive central Indiana region with exciting new destinations that are profitable, well-capitalized and highly complementary to our existing portfolio,” said Mark Frissora, President and CEO of Caesars Entertainment. “This project is an important part of our growth strategy, which expands our brands, increases revenue and facilitates broad distribution of the Total Rewards program.”

Caesars Entertainment is investing $50 million in various property improvements and IT upgrades to further enhance the guest experience. The introduction of Total Rewards and our centralized cost structure is expected to reduce the purchase price multiple to 8.3x in less than two years. The Company anticipates introducing table games to these properties, subject to any necessary approvals. Assuming the introduction of table games and certain synergies, the effective purchase price multiple would be less than 7x at that time.

Both Hoosier Park and Indiana Grand offer live and simulcast horse racing, multiple dining outlets, entertainment and feature approximately 2,000 of the latest slots and electronic table games. The properties welcome more than 6.5 million guests combined each year and serve more than 1.1 million members as part of its loyalty program.

Hoosier Park and Indiana Grand, which serve the Indianapolis and central Indiana areas, will add to the Caesars network in Indiana, which already includes Horseshoe Hammond and Horseshoe Southern Indiana. Horseshoe Hammond serves northern Indiana and the Chicagoland area while Horseshoe Southern Indiana serves southern Indiana and the Louisville area.

###

About Caesars Entertainment Corporation

Caesars Entertainment is the world’s most diversified casino-entertainment provider and the most geographically diverse U.S. casino-entertainment company. Since its beginning in Reno, Nevada, in 1937, Caesars Entertainment has grown through development of new resorts, expansions and acquisitions and its portfolio of subsidiaries now operate 47 casinos in 13 U.S. states and five countries. Caesars Entertainment’s resorts operate primarily under the Caesars®, Harrah’s® and Horseshoe® brand names. Caesars Entertainment’s portfolio also includes the Caesars Entertainment UK family of casinos. Caesars Entertainment is focused on building loyalty and value with its guests through a unique combination of great service, excellent products, unsurpassed distribution, operational excellence and technology leadership. Caesars Entertainment is committed to environmental sustainability and energy conservation and recognizes the importance of being a responsible steward of the environment. For more information, please visit www.caesars.com.

Forward-Looking Statements

This release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995 regarding the Caesars Entertainment’s strategy and expectations with respect to the properties acquired in Central Indiana. These forward-looking statements are based on current expectations and projections about future events.

You are cautioned that forward-looking statements are not guarantees of future performance and involve risks and uncertainties that cannot be predicted or quantified and, consequently, the actual results may differ materially from that expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to, prevailing economic conditions from time to time, receipt of necessary approvals to introduce table games and the company’s ability or inability to realize expected benefits from the acquisition, and may include other factors described from time to time in Caesars’ reports filed with the SEC.

You are cautioned to not place undue reliance on these forward-looking statements, which speak only as of the date of this document. Caesars and VICI undertake no obligation to publicly update or release any revisions to these forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events, except as required by law.

Contacts:

Media

Stephen Cohen

(212) 886-9332

Investors

Joyce Arpin

(702) 880-4707